EXHIBIT (a)(1)(B)

INSTRUCTIONS
Forming Part of the Terms and Conditions of the offer

To complete the letter of transmittal, you must do the following:

•	Fill in the box entitled “Description of Shares Being Tendered.”
•	Sign and date the letter of transmittal in the box entitled “Sign Here.”
•	Fill in and sign in the box entitled “Substitute Form W-9.”

In completing the letter of transmittal, you may (but are not required to) also do the following:

•	If you want the payment for any shares purchased issued in the name of another person, complete the box entitled “Special Payment Instructions.”
•	If you want any certificate for shares not tendered or shares not purchased issued in the name of another person, complete the box entitled “Special Payment Instructions.”
•
If you want any payment for shares or certificate for shares not tendered or purchased delivered to an address other than that appearing under your signature, complete the box entitled “Special Delivery Instructions.”

If you complete the box entitled “Special Payment Instructions” or “Special Delivery Instructions,” you must have your signature guaranteed by an eligible guarantor institution (as defined in Instruction 1 below) unless the letter of transmittal is signed by an eligible guarantor institution.

1.       Guarantee of Signatures.   Depending on how the certificates for your shares are registered and to whom you want payments or deliveries made, you may need to have the signatures on this letter of transmittal guaranteed by an eligible guarantor institution. No signature guarantee is required if:

(1)   this letter of transmittal is signed by the registered holder(s) (which term, for purposes of this document, shall include any participant in a book-entry transfer facility whose name appears on a security position listing as the owner of shares) of the shares tendered by this letter of transmittal and such holder(s) has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in this letter of transmittal; or

(2)   such shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as defined in Rule 17Ad-15 of the U.S. Securities Exchange Act of 1934, as amended.

If a share certificate is registered in the name of a person other than the person signing this letter of transmittal, or if payment is to be made, or a share certificate not accepted for payment and not tendered is to be returned to a person other than the registered holder(s), then such share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on such share certificate, with the signatures on such share certificate or stock powers guaranteed as described above. See Instruction 6.

2.       Delivery of Letter of Transmittal and Share Certificates.  For your shares to be properly tendered, either (1) or (2) below must happen:

(1)   The depositary must receive all of the following at its address above in this letter of transmittal before or on the date our offer expires:

•	one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares into the depositary's account at the book-entry transfer described in this Instruction 2, and
•
one of (a) properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an “agent's message” of the type described in this Instruction 2 in the case of a book- entry transfer, and

•	any other documents required by this letter of transmittal.

(2)  You must comply with the guaranteed delivery procedure set forth below.

Book-Entry Delivery.  Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book- entry transfer facility's procedures for transfer. Delivery of this letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

Agent’s Message.  The term “agent's message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of this letter of transmittal and that we may enforce the agreement against them.

Guaranteed Delivery.  If you wish to tender your shares but your share certificate(s) are not immediately available or cannot be delivered to the depositary before the offer expires, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the offer expires, your shares may still be tendered, if all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;
•
the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form provided with this letter of transmittal, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

•	all of the following are received by the depositary within three New York Stock Exchange trading days after the date of receipt by the depositary of the notice of guaranteed delivery:
o	one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in this Instruction 2;
o
one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an “agent's message” of the type described in this Instruction 2 in the case of a book-entry transfer; and

o	any other documents required by this letter of transmittal.

The method of delivering all documents, including share certificates, this letter of transmittal and any other required documents, is at your election and risk. If delivery is by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Except as expressly provided in the offer to purchase, we will not accept any alternative, conditional or contingent tenders, nor will we purchase any fractional shares. All tendering shareholders, by execution of this letter of transmittal or a manually signed facsimile of this letter of transmittal, waive any right to receive any notice of the acceptance of their tender.

3.       Inadequate Space.  If the space provided in this letter of transmittal under “Description of Shares Tendered” is inadequate, the certificate numbers, the number of shares represented by such share certificates and the number of shares tendered should be listed on a separate schedule and attached to this letter of transmittal.

4.       Partial Tenders (Not Applicable to Shareholders who Tender by Book-Entry Transfer).  If fewer than all of the shares evidenced by any certificate are to be tendered, fill in the number of shares that are to be tendered in the column entitled “Number of Shares Tendered” in the box entitled “Description of Shares Tendered” above. In that case, if any tendered shares are purchased, a new certificate for the remainder of the shares (including any shares not purchased) evidenced by the old certificate(s) will be issued and sent to the registered holder(s), unless otherwise specified in either the box entitled “Special Payment Instructions” or “Special Delivery Instructions” in this letter of transmittal, promptly after the expiration date. Unless otherwise indicated, all shares represented by the certificate(s) set forth above and delivered to the depositary will be deemed to have been tendered.

If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

5.       Indication of Price at Which Shares are Being Tendered.    If you want to tender your shares, you must properly complete the pricing section of this letter of transmittal, which is called “Price at Which You Are Tendering.” You must check one box in the pricing section. If more than one box is checked or no box is checked, your shares will not be properly tendered. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. However, the same shares cannot be tendered at more than one price, unless previously and properly withdrawn as provided in Section 4 of the offer to purchase.

6.       Signatures on Letter of Transmittal, Stock Powers and Endorsements; Exact Signature. If this letter of transmittal is signed by the registered holder(s) of the shares tendered, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) without any change whatsoever.

Joint Holders.   If the shares tendered are registered in the names of two or more joint holders, each holder must sign this letter of transmittal.

Different Names on Certificates.  If any tendered shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate letters of transmittal (or manually signed facsimiles) as there are different registrations of certificates.

Endorsements.  When this letter of transmittal is signed by the registered holder(s) of the shares tendered, no endorsements of certificates representing the shares or separate stock powers are required unless payment is to be made or the certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s). Signature(s) on the certificate(s) must be guaranteed by an eligible guarantor institution.

If this letter of transmittal is signed by a person other than the registered holder(s) of the certificates listed, or if payment is to be made or certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificates, and the signatures on the certificates or stock powers must be guaranteed by an eligible guarantor institution. See Instruction 1.

Signatures of Fiduciaries.  If this letter of transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, that person should so indicate when signing and must submit proper evidence satisfactory to us of his or her authority to so act.

7.       Stock Transfer Taxes.   Except as otherwise provided in this Instruction 7, Tucows will pay all stock transfer taxes with respect to the sale and transfer of any shares to it or its order pursuant to the offer (for the avoidance of doubt, transfer taxes do not include United States federal income or backup withholding taxes). If, however, payment of the purchase price of any shares purchased is to be made to, or share certificate(s) representing shares not tendered or not purchased are to be issued in the name of, a person other than the registered holder(s), the amount of any stock transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) payable on account of the transfer to such other person will be deducted from the purchase price of such shares purchased, unless evidence satisfactory to Tucows of the payment of such taxes, or exemption therefrom, is submitted.

Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the share certificates representing the shares tendered by this letter of transmittal.

8.       Order of Purchase in Event of Proration.  As described in Section 1 of the offer to purchase, shareholders can designate in the “Designation” box of this letter of transmittal the order in which they wish to have their shares purchased if, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased in the offer. The order of purchase may have an effect on the Federal income tax treatment of the purchase price for the shares purchased. See Sections 1 and 14 of the offer to purchase. In the event you do not designate the order and less than all shares are purchased due to proration, the order of shares purchased will be selected by the depositary.

9.       Special Payment and Delivery Instructions.  If a check for the purchase price of any shares tendered by this letter of transmittal is to be issued, or share certificate(s) representing shares not tendered or not purchased are to be issued, in the name of a person other than the person(s) signing this letter of transmittal or if such check or any such share certificate is to be sent to someone other than the person(s) signing this letter of transmittal or to the person(s) signing this letter of transmittal but at an address other than that shown in the box entitled “Description of Shares Tendered” in this letter of transmittal, the appropriate boxes in this letter of transmittal must be completed.

10.         Irregularities.   All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by us in our sole discretion. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder. Our interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. None of we, the depositary, the information agent or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any notice.

11.         Waiver of Conditions.   The conditions of the offer (except for the Minimum Condition as defined in Section 7—”Conditions of Our Offer” of the offer to purchase) may be waived, in whole or in part, by Tucows, in its sole discretion, at any time and from time to time, in the case of any shares tendered. See Section 7—“Conditions of Our Offer” of the offer to purchase.

12.         Substitute Form W-9.   Each tendering shareholder that is a U.S. person is required to provide the depositary with the shareholder's correct taxpayer identification number, generally the shareholder's social security or federal employer identification number, on the Substitute Form W-9, which is provided under “Important Tax Information” below, or, alternatively, to establish another basis for exemption from backup withholding. A tendering shareholder that is a U.S. person must cross out item (2) in the Certification box of the Substitute Form W-9 if such shareholder is subject to backup withholding. In addition to potential penalties, failure to provide the correct information on the Substitute Form W-9 may subject the tendering shareholder to 28% federal income tax backup withholding on any reportable payments made to such shareholder. If the tendering shareholder has not been issued a taxpayer identification number and has applied for one or intends to apply for one in the near future, such shareholder should write “Applied For” in the space provided for the taxpayer identification number in Part I of the Substitute Form W-9, and sign and date the Substitute Form W-9 and the certificate of Awaiting taxpayer identification number. If “Applied For” is written in Part I and the depositary is not provided with a taxpayer identification number by the time of payment, the depositary will withhold 28% from any payments of the purchase price to such shareholder. A tendering shareholder that is not a U.S. person may qualify as an exempt recipient by submitting to the depositary a properly completed Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (which the depositary will provide upon request), signed under penalty of perjury, attesting to that shareholder's exempt status.

13.         Lost, Destroyed or Stolen Certificates.   If any share certificate(s) have been lost, destroyed or stolen, the shareholder should promptly notify Registrar and Transfer Company at (800) 368-5948. The shareholder will then be provided with instructions as to the procedures for replacing the share certificate(s). This letter of transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed and completed.

14.         Conditional Tenders.    As described in Section 6 of the offer to purchase, you may tender shares subject to the condition that all or a specified minimum number of your shares tendered pursuant to this letter of transmittal or a notice of guaranteed delivery must be purchased if any shares tendered are purchased.

If you wish to make a conditional tender, you must indicate this in the box captioned “Conditional Tender” in this letter of transmittal or, if applicable, the notice of guaranteed delivery. In the box captioned “Conditional Tender” in this letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased.

As discussed in Section 6 of the offer to purchase, proration may affect whether we accept conditional tenders and may result in shares tendered pursuant to a conditional tender being deemed withdrawn if the minimum number of shares would not be purchased. If, because of proration, the minimum number of shares that you designate will not be purchased, we may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and check the box so indicating. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares.

All tendered shares will be deemed unconditionally tendered unless the “Conditional Tender” box is completed.

15.         Questions and Requests for Assistance or Additional Copies.   Questions and requests for assistance may be directed to Registrar and Transfer Company at its address or telephone numbers set forth on the front page of this Letter of Transmittal. Additional copies of the offer to purchase, this letter of transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be obtained from Registrar and Transfer Company or from brokers, dealers, commercial banks or trust companies.

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF), TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES, OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, AND EITHER SHARE CERTIFICATES FOR TENDERED SHARES MUST BE RECEIVED BY THE DEPOSITARY OR SHARES MUST BE DELIVERED PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER, IN EACH CASE PRIOR TO THE EXPIRATION OF THE OFFER, OR THE TENDERING SHAREHOLDER MUST COMPLY WITH THE PROCEDURES FOR GUARANTEED DELIVERY.

IMPORTANT TAX INFORMATION

A shareholder that is a U.S. person whose tendered shares are accepted for payment is required to provide the depositary with such shareholder’s correct taxpayer identification number on the Substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding. If such shareholder is an individual, the taxpayer identification number is such shareholder's social security number. If the depositary is not provided with the correct taxpayer identification number or an adequate basis for exemption, payments made to such shareholder with respect to shares purchased pursuant to the offer may be subject to backup withholding and the shareholder may be subject to a penalty imposed by the Internal Revenue Service.

A non-U.S. person may qualify as an exempt recipient by submitting to the depositary a properly completed Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (instead of a Substitute Form W-9), signed under penalties of perjury, attesting to such shareholder's exempt status. shareholders are urged to consult their own tax advisors to determine whether they are exempt from these backup withholding and reporting requirements.

If backup withholding applies, the depositary is required to withhold 28% of any payments made to the shareholder or other payee. Backup withholding is not an additional federal income tax. If the required information is furnished to the Internal Revenue Service in a timely manner, the federal income tax liability of persons subject to backup withholding may be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding on any payments that are made to a shareholder that is a U.S. person with respect to shares purchased pursuant to the offer, the shareholder is required to provide the depositary with (i) the shareholder's correct taxpayer identification number by completing the form below, certifying (x) that the taxpayer identification number provided on the Substitute Form W-9 is correct, (y) that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the Internal Revenue Service that the shareholder is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the Internal Revenue Service has notified the shareholder that the shareholder is no longer subject to backup withholding, and (z) that such shareholder is a U.S. person (including a U.S. resident alien), or (ii) if applicable, an adequate basis for exemption.

What Number to Give the Depositary

The shareholder is required to give the depositary the taxpayer identification number (e.g., social security number or employer identification number) of the record holder of the shares tendered by this letter of transmittal. If the shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.